 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 1, 2018

AKCEA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-38137	47-2608175
(Commission File No.)	(IRS Employer Identification No.)

55 Cambridge Parkway
Suite 100
Cambridge, Massachusetts 02142
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (617) 207-0202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2018 (the “Effective Date”), Akcea Therapeutics, Inc. (the “Company”), an affiliate of Ionis Pharmaceuticals, Inc. (“Ionis”), entered into a Collaboration and License Agreement (the “Agreement”) with PTC Therapeutics International Limited (“PTC”), a subsidiary of PTC Therapeutics, Inc. for the commercialization by PTC of TEGSEDITM (inotersen), WAYLIVRA™ (volanesorsen) and products containing those compounds (collectively, the “Products”) in countries in Latin America and the Caribbean (the “PTC Territory”). Neither TEGSEDI nor WAYLIVRA is currently approved for marketing in the PTC Territory. In addition, the Company has granted to PTC a right of first negotiation (“ROFN”) to commercialize AKCEA-TTR-LRx, a follow-on product candidate to inotersen, on an exclusive basis in the PTC Territory.

Under the terms of the Agreement, the Company has granted to PTC an exclusive right and license, with the right to grant certain sublicenses, under the Company’s product-specific intellectual property to develop, manufacture and commercialize the Products in the PTC Territory.  In addition, the Company has granted to PTC a non-exclusive right and license, with the right to grant certain sublicenses, under the Company’s core intellectual property and manufacturing intellectual property to develop, manufacture and commercialize the Products in the PTC Territory and to manufacture the Products worldwide in accordance with a supply agreement with the Company. The Company has in-licensed certain of the Company’s intellectual property from Ionis.  Each party has agreed not to, independently or with any third party, commercialize any competing oligonucleotide product in the PTC Territory for the same gene target as inotersen.

Within 30 days after the effective date, the Company has agreed to assign and transfer to PTC the ownership and sponsorship of applicable regulatory approvals in countries in the PTC Territory, after which PTC has agreed to prepare, file and maintain regulatory filings and approvals for the applicable Products in such countries.  After the Effective Date, PTC is responsible for all meetings, communications and other interactions with regulatory authorities in the PTC Territory.

PTC has agreed to pay to the Company a non-refundable, non-creditable one-time payment of $12 million within ten business days after the Effective Date, and $6 million within 30 days after receipt of regulatory approval of WAYLIVRA from the United States Food and Drug Administration or the European Medicines Agency, whichever occurs earlier.  In addition, the Company is eligible to receive milestone payments, on a Product-by-Product basis, of $4 million upon receipt of regulatory approval for a Product from ANVISA, the Brazilian Health Regulatory Authority, subject to a maximum aggregate amount of $8 million for all such Products.  The Company is also entitled to receive royalty payments in the mid-twenty percent range of net sales on a country-by-country and Product-by-Product basis, commencing on the earlier to occur of (1) 12 months after the first commercial sale of such Product in Brazil or (2) the date when PTC, its affiliates or sublicensees have recognized revenue of $10 million or more in cumulative net sales for such Product in the PTC Territory.  The royalty payments are subject to reduction in certain circumstances as set forth in the Agreement.

The Company has granted to PTC a ROFN to commercialize AKCEA-TTR-LRx in the PTC Territory, subject to negotiation of the terms of a definitive agreement, and subject to certain other terms and conditions.  Such a definitive agreement would provide for a royalty rate to be paid by PTC for AKCEA-TTR-LRx equal to the royalty rate PTC has agreed to pay for TEGSEDI under the Agreement, or in the mid-twenty percent range of net sales, and the term of such royalty payments would be the same as the term of the TEGSEDI royalty payments.  During a specified period in the Agreement, neither the Company nor Ionis may enter into an agreement or grant any license to AKCEA-TTR-LRx that is inconsistent with PTC’s ROFN.

The activities of the parties pursuant to the Agreement will be overseen by a Joint Steering Committee, to be composed of an equal number of representatives appointed by each of PTC and the Company.

The Agreement continues until the expiration of the last to expire royalty term with respect to all Products in all countries in the PTC Territory.  Either party may terminate the Agreement on written notice to the other party if such other party is in material breach of its obligations thereunder and has not cured such breach within 30 days after notice in the case of a payment breach or 60 days after notice in the case of any other breach.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the terms of the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Item 7.01.	Regulation FD Disclosure.

On August 2, 2018, the Company issued a press release in which it announced that it entered into the Agreement. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information set forth in or incorporated by reference into this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 2, 2018, issued by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Akcea Therapeutics, Inc.

Dated: August 2, 2018	By:	/s/ Paula Soteropoulos
Paula Soteropoulos
Chief Executive Officer